United States securities and exchange commission logo





                     March 11, 2021

       James Bradley
       Chief Financial Officer
       New Providence Acquisition Corp.
       10900 Research Blvd, Ste 160C PMB 1081
       Austin, Texas 78759

                                                        Re: New Providence
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed December 23,
2020
                                                            File No. 001-39040

       Dear Mr. Bradley:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Julian Seiguer, Esq.